Exhibit 10.9

BakerCorp

VP and Named Officer Incentive Plan

For Fiscal Year 2012, Effective 2/1/11

Purpose:

The BakerCorp (“Company”) VP and Named Officer incentive plan (“Incentive Plan”) is intended to reward employees who strive to achieve Company objectives for profitability. The Incentive Plan is also designed to retain key employees in the employ of the Company by providing additional pay commensurate with results and effort.

Eligible Participants: Active employees of the Company who, during Fiscal Year 2012, hold the title of Vice President or other Officer title and otherwise satisfy the requirements identified under “Guidelines” below (“Participants”).

Incentive Plan Overview:

The Incentive Plan for Fiscal Year 2012 provides for the payment of incentives to Participants based upon (i) the Company’s achievement of financial targets based on key performance indicators and (ii) the successful completion of individual performance objectives (MBOs).

The key financial indicator of the Company’s performance is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). This indicator measures the Company’s ability to generate cash flow from Operations necessary for continued investment or to pay down debt and lower overall interest.

The other indicator for Participants is based upon the Participant’s successful achievement of performance objectives (MBOs) as submitted by the Participant and approved by his/her supervisor. This indicator evaluates how well a Participant achieves pre-determined goals in the advancement of the Company’s financial targets. There will be a subjective scale to reward a Participant’s partial achievement of objectives.

Participants will be eligible to earn an “incentive payment” as described in the attached Fiscal Year 2012 Schedule for Calculating Incentives, based upon the extent to which the key performance indicators and MBOs are determined to have been achieved. The incentive payments will be paid subject to the requirements identified under “Guidelines” below. The incentive payment may be made in the form of cash and/or stock as determined in the sole discretion of the President.

The Incentive Plan will be administered by the Vice-President, Human Resources and all determinations regarding the achievement of relevant performance indicators and MBOs shall be made by the President. All interpretations of the Incentive Plan and determinations regarding achievement of such indicators and MBOs made by the President shall be final and binding on the Participants. The Incentive Plan (and any financial performance indicators and MBOs) can be amended, modified and/or terminated at any time by the President.

Incentive Plan Guidelines:

•	Participants must be actively employed with the Company during Fiscal Year 2012 for a minimum of 6 months in order to be eligible to receive any incentive payment.

•	Participants must hold the title of Vice President or other Officer title for a minimum of 6 months during Fiscal Year 2012 in order to be eligible to receive any incentive payment.

•	Participation is retro-active to the first full month following hire date or transfer date after the 6-month waiting period.

•	Participants must be actively employed with the Company on the date incentive payments are made to be eligible for incentive payments.

•	Payments will be made typically within 60 days of the end of Fiscal Year 2012 but will be paid no later than 2 and 1/2 months after the end of Fiscal Year 2012.

•	The Incentive Plan pays a maximum at 105% of the business plan for Fiscal Year 2012.

•	If a Participant has been with the Company for less than one year, but over 6 months, the incentive payment will be prorated to reflect length of service during Fiscal Year 2012.

•	In his sole discretion, the President may make adjustments to the incentive payment calculations or any incentive payments made that do not meet the above criteria.

Definitions:

Fiscal Year 2012 – The period beginning February 1, 2011 through January 31, 2012.

Plan – The Business Plan as approved by the Board of Directors for Fiscal Year 2012.

EBITDA – Earnings before interest, taxes, depreciation and amortization is measured against the Plan and the difference in dollars is then compared to the Planned EBITDA to result in the favorability. For example, if the Branch Planned EBITDA for the month equaled $200,000 and the actual result was $300,000, the Branch would be 50% ahead of Plan ($300,000 – $200,000) / $200,000. EBITDA performance will be based upon cumulative performance over the Fiscal Year 2012 versus Plan.

Return on Net Assets (RONA) = EBITDA / NET ASSETS (as of the month-ending balances).

For purposes of benchmarking versus Plan, the Branch, Region or Division, will receive reporting that compares the actual EBITDA / net assets as a percentage versus the relative difference to the Plan percentage. For example, if a Branch has a Planned RONA of 15% and the actual percentage is 20% then they are 33% ( 20% - 15% ) / 15% ahead of Plan. Each month the return will be calculated and the average of the monthly actual RONA % will be compared to the YTD average of the Planned RONA % to determine favorability.

Net Assets – The Incentive Plan definition of net assets is equal to gross fixed assets (including non-rental inventory, such as trucks, office equipment, etc.) minus accumulated depreciation.

Revenue – The Incentive Plan definition of revenue includes all rental revenue recorded by the Company in accordance with U.S. GAAP.

MBOs – Management by Objective: MBOs are predetermined objectives for Participants that identify Company goals and indicate how Participants can contribute to the successful achievement of these goals.

Officer – An employee who has been named by the Board of Directors as an officer of the Company.

APPENDIX A

Fiscal Year 2012 Schedule for Calculating Incentives

(as applicable)

FY12 Executive Incentive Structure (EVPs, CFO/VP, GC/VP, VP HR, VP Sls/Mtkng)

FY12 VP Incentive Structure (DVPs)

FYE12 Schedule for Calculating Incentives-Finance Directors (Controller, Director Planning)